Exhibit 3.7

WRCA Finance (Luxembourg) S.à r.l.

Société à responsabilité limitée

Siège social: 412F, route d’Esch

L-1030 Luxembourg

RCS Luxembourg: B 124.460

STATUTS COORDONNES

Au 30 décembre 2010

Tels qu’ils résultent des actes suivants reçus par:

Maître André-Jean-Joseph Schwachtgen, alors notaire de résidence à Luxembourg:

1) le 22 janvier 2007 (constitution), publié au Mémorial C, numéro 697 du 24 avril 2007;

Maître Martine SCHAEFFER, notaire de résidence à Luxembourg:

2) le 30 décembre 2010, non encore publié au Mémorial C.

A.	PURPOSE — DURATION — NAME — REGISTERED OFFICE

Art. 1 There is hereby established among the current owner of the shares created hereafter and all those who may become members in future, a société à responsabilité limitée (hereinafter the “Company”) which shall be governed by the law of 10 August 1915 regarding commercial companies, as amended, as well as by these articles of incorporation.

Art. 2 The purpose of the Company is the holding of interests, in any form whatsoever, in Luxembourg and foreign companies and any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, control and development of its portfolio.

The Company may further guarantee, grant loans or otherwise assist the companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company.

The Company may further act as a general or limited member with unlimited or limited liability for all debts and obligations of partnerships or similar entities.

The Company may, for its own account as well as for the account of third parties, carry out all operations which may be useful or necessary to the accomplishment of its purposes or which are related directly or indirectly to its purpose.

Art. 3 The Company is incorporated for an unlimited period.

Art. 4 The Company will assume the name of WRCA FINANCE (LUXEMBOURG) S.à r.l.

Art. 5 The registered office of the Company is established in Luxembourg-City.

It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of a general meeting of its members. Within the same borough, the registered office may be transferred through simple resolution of the manager or the board of managers. Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad.

B.	SHARE CAPITAL — SHARES

Art. 6 The Company’s share capital is set at sixty-seven million eight hundred twenty-four thousand one hundred ninety-one United States dollars (USD 67,824,191) represented by sixty-seven million eight hundred twenty-four thousand one hundred ninety-one (67,824,191) shares with a par value of one United States dollars (USD 1) each.

Each share is entitled to one vote at ordinary and extraordinary general meetings.

Art. 7 The share capital may be modified at any time by approval of a majority of members representing three quarters of the share capital at least. The existing members shall have a preferential subscription right in proportion to the number of shares held by each of them in case of contribution in cash.

Art. 8 The Company will recognize only one holder per share. The joint co-owners shall appoint a single representative who shall represent them towards the Company.

Art. 9 The Company’s shares are freely transferable among members. Inter vivos, they may only be transferred to new members subject to the approval of such transfer given by the other members in a general meeting, at a majority of three quarters of the share capital.

In the event of death, the shares of the deceased member may only be transferred to new members subject to the approval of such transfer given by the other members in a general meeting, at a majority of three quarters of the share capital. Such approval is, however, not required in case the shares are transferred either to parents, descendants or the surviving spouse.

Art. 10 The death, suspension of civil rights, bankruptcy or insolvency of one of the members will not cause the dissolution of the Company.

Art. 11 Neither creditors, nor assigns, nor heirs may for any reason affix seals on assets or documents of the Company.

C.	MANAGEMENT

Art. 12 The Company is managed by one or several class A managers and by one or several class B managers, who do not need to be members.

The managers are appointed by the general meeting of members which sets the term of their office. They may be dismissed freely at any time and without specific cause.

In case of several managers, the Company will be bound in all circumstances by the joint signature of one class A and one class B manager.

Art. 13 In case of several managers, the board of managers shall* choose from among its members a chairman, and may choose from among its members a vice-chairman. It may also choose a secretary, who need not be a manager, and who shall be responsible for keeping the minutes of the meetings of the board of managers and of the shareholders.

The board of managers shall meet upon call by the chairman, or two managers, at the place indicated in the notice of meeting.

The chairman shall preside at all meeting of shareholders and of the board of managers, but in his absence, the shareholders or the board of managers may appoint another manager as chairman pro tempore by vote of the majority present at any such meeting.

Written notice of any meeting of the board of managers must be given to managers twenty-four hours at least in advance of the date scheduled for the meeting by electronic mail (without electronic signature), except in case of emergency, in which case the nature and the motives of the emergency shall be mentioned in the notice, This notice may be omitted in case of assent of each manager in writing, by electronic mail, cable, telegram, telex or facsimile, or any other similar means of communication. A special convening notice will not be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of managers.

Any manager may act at any meeting of the board of managers by appointing in writing or by electronic mail (without electronic signature), cable, telegram, telex or facsimile another manager as his proxy. A manager may represent one or more of his colleagues.

Any manager may participate in any meeting of the board of managers by conference-call, video-conference or by other similar means of communication allowing all the persons taking part in the meeting to hear one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting.

The board of managers can deliberate or act validly only if at least a majority of the managers is present or represented at a meeting of the board of managers.

Decisions shall be taken by a majority of votes of the managers present or represented at such meeting.

The board of managers may, unanimously, pass resolutions by circular means when expressing its approval in writing, by electronic mail, cable, telegram, telex or facsimile, or any other similar means of communication, to be confirmed in writing. The entirety will form the minutes giving evidence of the passing of the resolution.

Art. 14 The minutes of any meeting of the board of managers shall be signed by the chairman or, in his absence, by the vice-chairman, or by two managers. Copies or excerpts of such minutes, which may be produced in judicial proceedings or otherwise shall be signed by the chairman, or by two managers.

Art. 15 The death or resignation of a manager, for any reason whatsoever, shall not cause the dissolution of the company.

Art. 16 The managers do not assume, by reason of their position, any personal liability in relation to commitments regularly made by them in the name of the company. They are authorised agents only and are therefore merely responsible for the execution of their mandate.

D.	DECISIONS OF THE SOLE MEMBER — COLLECTIVE DECISIONS OF THE MEMBERS

Art. 17 Each member may participate in the collective decisions irrespective of the numbers of shares which he owns. Each member is entitled to as many votes as he holds or represents shares.

Art. 18 Collective decisions are only validly taken in so far as they are adopted by members owning more than half of the share capital.

The amendment of the articles of incorporation requires the approval of a majority of members representing three quarters of the share capital at least.

Art. 19 If the Company has only one member, such sole member exercises the powers granted to the general meeting of members under the provisions of section XII of the law of 10 August 1915 on commercial companies, as amended.

E.	FINANCIAL YEAR — ANNUAL ACCOUNTS — DISTRIBUTION OF PROFITS

Art. 20 The Company’s year commences on the first day of January of each year and ends on the last day of December of the same year.

Art. 21 Each year on the last day of December, the accounts are closed and the managers prepare an inventory including an indication of the value of the Company’s assets and liabilities. Each member may inspect the above inventory and balance sheet at the Company’s registered office.

Art. 22 Five per cent (5%) of the net profit are set aside for the establishment of a statutory reserve, until such reserve amounts to ten per cent (10%) of the share capital. The balance may be freely used by the members. The board of managers is authorised to distribute interim dividends in case the funds available for distribution are sufficient.

F.	DISSOLUTION — LIQUIDATION

Art. 23 In the event of a dissolution of the Company, the Company shall be liquidated by one or more liquidators, which do not need to be members, and which are appointed by the general meeting of members which will determine their powers and fees. The liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities.

The surplus, after payment of the liabilities, shall be distributed among the members proportionally to the shares of the Company held by them.

Art. 24 All matters not governed by these articles of incorporation shall be determined in accordance with the law of 10 August 1915 on commercial companies and amendments thereto.